SUB-ITEM 77C

A special meeting of the shareholders of Municipal Auction Rate Cumulative Preferred Shares ("ARPS") of MFS Municipal Income Trust (the "Trust") was held on September 11, 2012. Shareholders of ARPS represented in person or by proxy voted to amend the Trust's Statement of ARPS to replace Standard & Poor's, a division of The McGraw-Hill Companies, Inc. with Fitch, Inc. as a rating agency for the Trust's ARPS and make other noted changes as follows:


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|       |Shares|% of Outstanding|
|       |Voted |     Shares     |
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|  For  |2,966 |     65.19%     |
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|Against| 641  |     14.09%     |
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|Abstain|  1   |     0.02%      |
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| Total |3,608 |     79.30%     |
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